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                                                                    EXHIBIT 99.1

THL BEDDING COMPANY ANNOUNCES RECEIPT OF CONSENTS SUFFICIENT TO AMEND INDENTURE
                FOR THE 10-1/4% NOTES ISSUED BY SIMMONS COMPANY

BOSTON, MASSACHUSETTS, December 3, 2003 -- THL Bedding Company ("THL Bedding") in connection with the previously announced acquisition (the "Acquisition") of Simmons Company (the "Company") by affiliates of Thomas H. Lee Partners L.P., announced today that it has received the requisite consents to amend the indenture relating to the Company's $150,000,000 aggregate principal amounts of 10-1/4% Senior Subordinated Notes due 2009 (the "Notes"). Specifically, the Company received consents from holders representing approximately 94% of the outstanding Notes.

     The related tender offer is scheduled to expire at 12:01 a.m., New York City time, on December 17,2003 (the "Expiration Date"), unless extended or earlier terminated and is subject to the satisfaction of certain conditions including the consummation of the Acquisition. The terms of the offer are described in the Offer to Purchase and Consent Solicitation Statement dated November 18, 2003, copies of which may be obtained from Georgeson Shareholder Communications, Inc., the information agent for the offer, at (866) 257-5436 (US toll free) and (212) 440-9800 (collect). THL Bedding has engaged Goldman Sachs & Co. to act as the exclusive dealer manager and solicitation agent in connection with the offer. Questions regarding the offer may be directed to Goldman Sachs & Co. at (US toll-free) (800) 828-3182 and (212) 357-3019
(collect).

     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 18, 2003.

               COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R) and sang(TM). The Company operates manufacturing facilities strategically located throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine.

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. THL Bedding undertakes no obligation to update any forward looking statements.